Filed pursuant to Rule 424(b)(3)

Registration No. 333-265492

Prospectus Supplement dated August 14, 2024

(to Prospectus dated June 21, 2022 and Prospectus Supplements dated August 14, 2023, as amended April 15, 2024 and July 3, 2024)

NRx Pharmaceuticals, Inc.

Common Stock

This supplement is part of, and should be read in conjunction with, our prospectus supplement dated July 3, 2024, our prospectus supplement dated August 14, 2023, as amended on April 15, 2024 (together, the “Prospectus Supplements”), and the accompanying prospectus thereto dated June 21, 2022 (the “Base Prospectus”), all of which are filed as part of our registration statement on Form S-3 (File No. 333-265492). The Base Prospectus, Prospectus Supplements, this supplement, and all supplements to or documents incorporated by reference into the Base Prospectus, Prospectus Supplements and this supplement, are collectively referred to as the “Prospectus.”

The Prospectus relates to the sale of shares of our common stock, par value $0.001 per share, or the “common stock” in an “at-the-market” offering (the “ATM Program”) pursuant to the at the market offering agreement, dated August 14, 2023 (the “ATM Agreement”). In accordance with the terms of the ATM Agreement, we may offer and sell from time-to-time shares of our common stock through H.C. Wainwright & Co., LLC, acting as our sales agent. As of the date hereof, we have sold $1,827,434 under the ATM Program.

The terms “Company,” “we,” “us” and “our” refer to NRx Pharmaceuticals, Inc., a Delaware corporation.

We are filing this Prospectus Supplement to amend the Prospectus to reduce the amount of shares registered under the Prospectus to $0.00 and to suspend the ATM Program. As a result, we may not make any sales of our common stock pursuant to the Agreement unless and until a new prospectus supplement is filed with the Securities and Exchange Commission; however the ATM Agreement remains in full force and effect.

This Prospectus Supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Our common stock is listed on the Nasdaq Capital Market under the symbol “NRXP.” On August 12, 2024 the last reported sale price of our common stock on the Nasdaq Capital Market was $2.05 per share.

Investing in our securities involves a high degree of risk, including the risk of a substantial loss of investment. Before purchasing any shares of our common stock, you should read the discussion of the principal risks of investing in our securities, which are summarized in “Risk Factors” beginning on page S-4 of the Prospectus Supplement and page 10 of the Base Prospectus, as well as in other documents incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the Prospectus Supplement or the Base Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus supplement is August 14, 2024.